Exhibit 99.1
Express-1 Expedited Solutions (XPO) Appoints New Chief Financial Officer
Express-1 Expedited Solutions, Inc. (NYSE AMEX: XPO), a Saint Joseph, Michigan based leader in transportation logistics has named David G. Yoder as the Company’s new Chief Financial Officer. Yoder will report to XPO’s CEO, Michael Welch.
“Dave is a seasoned leader who brings a diverse base of financial, tax, operational, and systems experience from a career working in dynamic, growth oriented companies. His transportation knowledge and experience allow him to have an immediate impact at XPO” said Welch. “We are very pleased to welcome Dave to XPO and look forward to his contributions to the leadership team”.
Yoder comes to the Express-1 Expedited Solutions team with over 29 years of progressive experience in the transportation and direct retailing industries and the public accountancy field. Most recently he provided independent merger and acquisition and project management services primarily in the transportation industry. He previously held CFO and COO positions at a leading direct retailer of musical instruments and was the CFO at Towne Air Freight. He began his professional career in public accountancy with Crowe, Chizek & Company. A certified public accountant, Yoder holds a Bachelor of Science Degree in Industrial Management with Distinction from Purdue University.
About Express-1 Expedited Solutions
Express-1 Expedited Solutions, Inc. is a non-asset based services organization focused on premium transportation through its business segments, Express-1, Inc. (Buchanan, Michigan), Concert Group Logistics, Inc. (CGL) (Downers Grove, Illinois), and Bounce Logistics, Inc. (South Bend, Indiana). These segments are focused on premium services that include: same-day, time-sensitive transportation as well as domestic and international freight forwarding. Serving more than 2,000 customers, the Company’s premium transportation offerings are provided through one of five operations centers; Buchanan, Michigan; South Bend, Indiana; Downers Grove, Illinois; Rochester Hills, Michigan and Tampa, Florida. The operations are handled by experienced inside sales staff using the latest operational software. The Company services customers throughout the lower 48 states and portions of Canada and Mexico. The Company’s operating model can be described as non-asset or asset light, as independent contractors and capacity through brokerage agreements fulfill the trucking services for most of it shipments. Express-1 Expedited Solutions, Inc. is publicly traded on the NYSE AMEX Equities Exchange (formerly AMEX) under the symbol XPO. For more information about the Company, visit www.express-1.com.
Contact:
Express-1 Expedited Solutions, Inc.
Michael Welch
269-429-9761
Mike.Welch@express-1.com